NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2023 Financial Results
Q1 Net Sales Increase of 13.5%
Q1 Comparable Sales Increase of 2.7% with a 3.9% Increase in Comparable Transactions
Q1 EPS Increase of 13.6% to $0.67
Tightens Fiscal 2023 Sales and Earnings Ranges
PHILADELPHIA, PA – (June 1, 2023) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the first quarter ended April 29, 2023.

For the first quarter ended April 29, 2023:
•Net sales increased by 13.5% to $726.2 million from $639.6 million in the first quarter of fiscal 2022; comparable sales increased by 2.7% versus the first quarter of fiscal 2022.
•The Company opened 27 new stores and ended the quarter with 1,367 stores in 43 states. This represents an increase in stores of 11.6% from the end of the first quarter of fiscal 2022.
•Operating income was $42.4 million compared to $42.3 million in the first quarter of fiscal 2022.
•The effective tax rate was 18.6% compared to 22.3% in the first quarter of fiscal 2022.
•Net income was $37.5 million compared to $32.7 million in the first quarter of fiscal 2022.
•Diluted income per common share was $0.67 compared to $0.59 in the first quarter of fiscal 2022. The benefit from share-based accounting was approximately $0.06 in the first quarter of fiscal 2023 compared to approximately $0.03 in the first quarter of fiscal 2022.

Joel Anderson, President and CEO of Five Below, said, “We are pleased with our first quarter results that were in line with our outlook highlighted by a 3.9% comp transaction increase. While our customers face multiple macro headwinds, we continue to be there for them, flexing our offering to bring them the Wow products they need and want. Our broad-based sales performance and transaction trends demonstrate that we are gaining trips and customers through our amazing value, trend-right products and Five Beyond prototype.”

Mr. Anderson continued, “Looking to the rest of the year, we remain focused on playing offense to drive increased market share. We now plan to open a record 200-plus new stores and complete over 400 conversions to the new Five Beyond prototype in 2023 while building a strong pipeline of new stores for 2024. With the headwinds of the pandemic moderating, combined with our continued experience and efficiency-based initiatives, we believe we are well-positioned to continue our high growth."

Second Quarter and Fiscal 2023 Outlook:
The Company expects the following results for the second quarter and full year fiscal 2023:

For the second quarter of Fiscal 2023:
•Net sales are expected to be in the range of $755 million to $765 million based on opening approximately 40 new stores and assuming an approximate 2% to 3% increase in comparable sales.
•Net income is expected to be in the range of $44 million to $48 million.
•Diluted income per common share is expected to be in the range of $0.80 to $0.85 on approximately 55.9 million diluted weighted average shares outstanding.

For the full year of Fiscal 2023:
•Net sales are expected to be in the range of $3.50 billion to $3.57 billion based on opening over 200 new stores and assuming an approximate 1% to 3% increase in comparable sales.
•Net income is expected to be in the range of $297 million to $319 million.
•Diluted income per common share is expected to be in the range of $5.31 to $5.71 on approximately 55.9 million diluted weighted average shares outstanding.
•The 53rd week is expected to contribute approximately $40 million in sales and approximately $0.08 in diluted income per common share.
•Gross capital expenditures are expected to be approximately $335 million in fiscal 2023.

Conference Call Information:
A conference call to discuss the financial results for the first quarter of fiscal 2023 is scheduled for today, June 1, 2023, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to inflation and increasing commodity prices, risks related to potential systematic failure of the banking system in the United States or globally, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,367 stores in 43 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
InvestorRelations@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 29, 2023	January 28, 2023	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$335,286	$332,324	$120,501
Short-term investment securities	88,241	66,845	189,140
Inventories	534,389	527,720	504,182
Prepaid income taxes and tax receivable	8,898	8,898	4,511
Prepaid expenses and other current assets	116,689	130,592	87,280
Total current assets	1,083,503	1,066,379	905,614
Property and equipment, net	944,375	925,530	799,765
Operating lease assets	1,336,588	1,319,132	1,232,246
Long-term investment securities	—	—	10,182
Other assets	16,043	13,870	12,973
	$3,380,509	$3,324,911	$2,960,780

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	234,492	221,120	230,282
Income taxes payable	27,751	19,928	35,767
Accrued salaries and wages	13,390	25,420	13,089
Other accrued expenses	135,463	136,316	140,849
Operating lease liabilities	207,458	199,776	174,400
Total current liabilities	618,554	602,560	594,387
Other long-term liabilities	4,626	4,296	3,807
Long-term operating lease liabilities	1,310,465	1,296,975	1,209,785
Deferred income taxes	59,563	59,151	37,859
Total liabilities	1,993,208	1,962,982	1,845,838
Shareholders’ equity:
Common stock	556	555	555
Additional paid-in capital	248,677	260,784	242,607
Retained earnings	1,138,068	1,100,590	871,780
Total shareholders’ equity	1,387,301	1,361,929	1,114,942
	$3,380,509	$3,324,911	$2,960,780

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Net sales	$726,247	$639,596
Cost of goods sold	491,443	432,819
Gross profit	234,804	206,777
Selling, general and administrative expenses	192,392	164,448
Operating income	42,412	42,329
Interest income (expense) and other income (expense), net	3,647	(237)
Income before income taxes	46,059	42,092
Income tax expense	8,581	9,374
Net income	$37,478	$32,718
Basic income per common share	$0.67	$0.59
Diluted income per common share	$0.67	$0.59
Weighted average shares outstanding:
Basic shares	55,650,375	55,647,200
Diluted shares	55,777,010	55,834,287

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Operating activities:
Net income	$37,478	$32,718
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,186	23,977
Share-based compensation expense	3,760	5,998
Deferred income tax expense	412	1,703
Other non-cash expenses (income)	36	(455)
Changes in operating assets and liabilities:
Inventories	(6,669)	(49,078)
Prepaid income taxes and tax receivable	—	6,814
Prepaid expenses and other assets	11,695	4,878
Accounts payable	6,878	33,883
Income taxes payable	7,823	7,671
Accrued salaries and wages	(12,030)	(40,450)
Operating leases	3,716	4,341
Other accrued expenses	3,006	10,117
Net cash provided by operating activities	85,291	42,117
Investing activities:
Purchases of investment securities and other investments	(77,848)	(5,005)
Sales, maturities, and redemptions of investment securities	56,452	120,541
Capital expenditures	(45,091)	(58,091)
Net cash (used in) provided by investing activities	(66,487)	57,445
Financing activities:
Repurchase and retirement of common stock	—	(40,007)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	26	80
Common shares withheld for taxes	(15,868)	(4,107)
Net cash used in financing activities	(15,842)	(44,034)
Net increase in cash and cash equivalents	2,962	55,528
Cash and cash equivalents at beginning of period	332,324	64,973
Cash and cash equivalents at end of period	$335,286	$120,501